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                                                                                                                       EXHIBIT 12(a)
                                                   SALOMON INC AND SUBSIDIARIES
                                        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (Unaudited)


                                                       Nine
                                                     Months
                                                      Ended
                                                   September 30,                        Years Ended December 31,
Dollars in millions                                    1995        1994          1993           1992          1991          1990
Earings:
 Income (loss) before taxes and cumulative
   effect of change in accounting principles     $      474    $     (831)    $   1,465     $    1,056    $      919    $      506
 Add fixed charges (see below)                        4,257         4,919         4,644          4,373         5,704         6,032
 Other adjustments                                        0            (3)           22             20            (4)          (16)
Earnings as defined                              $    4,731    $    4,085     $   6,131     $    5,449    $    6,619    $    6,522


Fixed Charges:
 Interest expense                                $    4,233    $    4,892     $   4,600     $    4,324    $    5,638    $    5,959
 Other adjustments                                       24            27            44             49            66            73
Fixed charges as defined                         $    4,257    $    4,919     $   4,644     $    4,373    $    5,704    $    6,032
Ratio of earnings to
   fixed charges                                       1.11          0.83 *        1.32           1.25          1.16          1.08


NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges.  Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

*  For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges.  The amount by which fixed charges exceeded earnings as defined for the year was
    $834 million.
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